Exhibit 99.1

DRS Technologies Reports Record First Quarter Results

PARSIPPANY, N.J.--(BUSINESS WIRE)--DRS Technologies, Inc. (NYSE: DRS) today reported record financial results for the first quarter of fiscal 2009, which ended June 30, 2008. Results included higher revenues, operating income, net earnings and earnings per share than the same period a year earlier. For the first three months of fiscal 2009, the company secured a first quarter record $1.07 billion in new contract awards and ended the period with a new high in funded backlog of $3.72 billion.

“DRS’s first quarter financial results included a 40 percent increase in net earnings, a new quarterly high in organic revenue growth of 29 percent and a strong book-to-bill ratio of 1.1 to 1, reflecting continued demand for DRS’s products and services,” said Mark S. Newman, chairman, president and chief executive officer of DRS Technologies. “Our record funded order backlog at the end of the quarter provides a solid foundation for business growth in the new fiscal year and beyond.”

Fiscal 2009 First Quarter Results

Consolidated revenues for the first three months of fiscal 2009 were $951.9 million, 29 percent above revenues of $735.6 million for the same period last year. Record first quarter revenues were attributable entirely to organic growth.

Operating income of $76.1 million for the fiscal 2009 first quarter was 12 percent above $68.2 million for the same quarter in the previous fiscal year*, due to higher overall revenue generation at each of the company’s operating segments. Operating income for the fiscal 2009 three-month period included the impact of $11.5 million in costs related to the acquisition of DRS by Finmeccanica S.p.A. (FNC.MI), which is expected to close in the fourth quarter of the calendar 2008 year. The company’s operating margin (operating income as a percentage of revenues) for the fiscal 2009 first quarter was 8.0 percent. Excluding the $11.5 million in acquisition-related costs, the company reported fiscal 2009 first quarter adjusted operating income of $87.7 million, 29 percent higher than the same period last year, and an adjusted operating margin of 9.2 percent, compared with 9.3 percent for the same period in fiscal 2008.

Earnings before interest, taxes, depreciation and amortization (EBITDA) of $95.2 million for the fiscal 2009 first quarter were 11 percent higher than EBITDA of $86.1 million for the same quarter of fiscal 2008. EBITDA as a percentage of revenues was 10.0 percent.

Interest and related expenses for the first quarter of fiscal 2009 were $23.5 million, 18 percent lower than $28.7 million for the same period a year earlier. The decrease was due primarily to lower average borrowings outstanding and a $1.6 million interest credit related to discrete cumulative tax benefits.

The effective income tax rate for the first quarter of fiscal 2009 was approximately 32 percent, compared with approximately 36 percent for the same period last fiscal year. The lower tax rate reflected the positive impact of $2.8 million in discrete cumulative tax benefits, primarily related to the completion of federal income tax audits for the company’s fiscal years 2002 through fiscal 2004.

Fiscal 2009 first quarter net earnings of $35.4 million were 40 percent higher than net earnings of $25.2 million reported for the first quarter of fiscal 2008*. Excluding the effect of the acquisition-related costs, which were approximately $7.8 million after taxes, and $2.8 million in discrete cumulative tax benefits, as discussed above, the company reported adjusted net earnings of $40.4 million for the first quarter of fiscal 2009, 60 percent above the same period last year.

Diluted earnings per share (EPS) of $0.83 for the fiscal 2009 first quarter were 36 percent above diluted EPS of $0.61 posted for the same period last year and were based on 42.7 million weighted average diluted shares outstanding, compared with 41.3 million shares for the same period a year earlier. Without consideration for $0.18 per share in acquisition-related costs and $0.07 per share in discrete cumulative tax benefits, as referenced above, the company reported adjusted diluted EPS of $0.94 for the fiscal 2009 first quarter, 54 percent higher than the same period the year before.

Net cash provided by operating activities for the first quarter of fiscal 2009 was a negative $7.9 million, compared with $0.5 million reported for the fiscal 2008 first quarter. Free cash flow (net cash provided by operating activities less capital expenditures) was a negative $27.6 million for the first quarter of fiscal 2009, compared with a negative $13.4 million for the same quarter in the prior fiscal year. The company expects to generate increased free cash flow as the new fiscal year progresses and targets a one-to-one ratio with net earnings. Capital expenditures for the first quarter of fiscal 2009 were $19.7 million, compared with $13.9 million for same quarter in the prior fiscal year.

New Contract Awards and Backlog

DRS secured $1.07 billion in new orders for products and services during the first quarter of fiscal 2009, 13 percent higher than $939.5 million in bookings for the same quarter last year. Funded backlog at June 30, 2008 of $3.72 billion was 14 percent above funded backlog of $3.26 billion at June 30, 2007.

The company’s C4I Segment booked $377.6 million in new contracts during the first quarter of fiscal 2009, including:

• $157 million for a range of command, control and communications (C3) systems, the most significant orders associated with producing underwater sensor systems, U.S. Army Driver Vision Enhancer (DVE) A-Kits, radar systems and international surface ship sensor systems;

• $49 million to provide Naval and industrial power products primarily associated with U.S. Navy nuclear reactor power monitoring systems, electric drives, and power control and distribution systems for aircraft carriers, other surface ships and submarines;

• $41 million for electronic manufacturing services, the most significant awards related to producing AN/UYQ-70 Advanced Display Systems for the U.S. Navy and contract manufacturing for international customers;

• $40 million primarily for battlefield digitization systems, the largest order associated with a new U.S. Army Joint Battle Command-Platform (JBC-P) contract related to the Force XXI Battle Command, Brigade and Below (FBCB2) Blue Force Tracking program;

• $28 million for weapon control systems, and test and training services, the largest orders associated with air combat training systems and next generation range instrumentation for the F-35 Lightning II/Joint Strike Fighter aircraft;

• $26 million to provide data collection, secure communications, unmanned vehicles and processing equipment, including tactical radios, receivers, tuners, antennae, signal processing systems and recorders primarily supporting government intelligence agencies; and

• $22 million for vehicle electronic test, energy management, diagnostics and prognostics systems, the largest awards associated with the M1A1 Abrams Integrated Management (AIM) program.

New contracts awarded to the company’s Reconnaissance, Surveillance & Target Acquisition (RSTA) Segment during the first quarter of fiscal 2009 were a quarterly record at $352.7 million and included:

• $191 million for ground-based thermal imaging systems, the largest orders associated with the U.S. Army’s Horizontal Technology Integration, Improved Bradley Acquisition System (IBAS) and Long Range Advanced Scout Surveillance System (LRAS3) programs;

• $84 million to provide airborne thermal imaging systems, threat warning detectors and Forward Looking Infrared (FLIR) sensors, the most significant contracts related to the U.S. Army’s Mast Mounted Sights installed on the OH-58D Kiowa Warrior helicopters; and

• $61 million to produce thermal sighting systems utilizing uncooled infrared technology for soldier systems and other portable applications, the largest awards associated with the U.S. Army’s Driver Vision Enhancer (DVE) B-Kits and Thermal Weapon Sights (TWS) II programs.

For the first quarter of fiscal 2009, the company’s Sustainment Systems Segment booked contracts valued at $146.9 million, including:

• $49 million for power generators and power supplies, the largest awards associated with Tactical Quiet Generators (TQG) for military operations;

• $31 million for environmental control systems, the largest orders to provide Multi-Temperature Refrigeration Container Systems (MTRCS) and small-scale Joint Service Transportable Decontamination Systems (JSTDS-SS);

• $22 million for ground support defense systems, the largest orders related to up armoring vehicles and Knight Precision Targeting Systems;

• $20 million for defense electronics, the most significant awards related to providing Man-Portable Surveillance and Target Acquisition Radars (MSTAR) systems for ground applications; and

• $19 million for various marine cooling coils for military and industrial applications. The awards primarily support U.S. Navy surface ships, aircraft carriers, submarines and amphibious assault ships.

The company’s Technical Services Segment booked contracts valued at $188.0 million during the fiscal 2009 first quarter, including:

• $134 million for communications products and services, including telecommunications, satellite communications, network administration and technical support services for military and government intelligence applications. The largest awards were associated with the Multi-National Forces–Iraq (MNF-I) program and the Defense Information Systems Network (DISN) Satellite Transmission Service – Global (DSTS-G) program; and

• $40 million for engineering and logistics support services, including contracts associated with the U.S. Coast Guard and U.S. Air Force for aircraft and aeronautical equipment maintenance, overhaul and modifications.

Balance Sheet Highlights

At June 30, 2008, the company had $59.9 million in cash and cash equivalents, compared with $86.3 million at March 31, 2008, the end of the previous fiscal year. Total debt at June 30, 2008 was $1.63 billion, essentially the same as at March 31, 2008. Net debt (total debt less cash and cash equivalents) was $1.57 billion at June 30, 2008. The company had no borrowings against its revolving credit facility at June 30, 2008. Stockholders’ equity increased to $1.72 billion at the end of the fiscal 2009 first quarter, compared with $1.68 billion at March 31, 2008.

Fiscal 2009 First Quarter Segment Results

C4I Segment

DRS’s C4I Segment generated first quarter record revenues of $364.6 million for the first three months of fiscal 2009, up 22 percent from $298.4 million reported for the same period of fiscal 2008. Higher revenues were due to increased sales primarily in the segment’s Driver Vision Enhancer A-Kits, tactical computer systems and vehicle diagnostics product lines. Operating income during the three-month period of $36.8 million, a 15 percent improvement over operating income of $31.9 million for the first quarter of the prior fiscal year, reflected a 10.1 percent operating margin. The increase in operating income was due to higher overall sales volume. New orders received during the fiscal 2009 three-month period were valued at $377.6 million and contributed to a new high in funded backlog for the segment of $1.33 billion at June 30, 2008, 5 percent higher than backlog of $1.26 billion at the same time a year earlier.

RSTA Segment

The company’s Reconnaissance, Surveillance & Target Acquisition (RSTA) Segment generated $258.1 million in revenues for the first quarter of fiscal 2009, up 68 percent from $153.6 million posted for the same quarter a year ago. The increase was attributable to substantially higher sales volume in the segment’s ground vehicle and airborne sighting and targeting systems, Driver Vision Enhancer B-Kits, infrared sensors and Thermal Weapon Sights II product lines. The segment posted $25.7 million in operating income, 64 percent greater than operating income of $15.7 million for the same period a year earlier, representing a 10.0 percent operating margin. Higher operating income resulted from the increase in sales volume for the products lines mentioned above. Record new orders of $352.7 million during the first three months of fiscal 2009 were a substantial 79 percent higher than bookings of $196.8 million for same period last fiscal year and contributed to a record funded backlog of $1.31 billion for the segment at the end of the fiscal 2009 first quarter.

Sustainment Systems Segment

For the first quarter of fiscal 2009, DRS’s Sustainment Systems Segment generated a quarterly record in revenues of $147.7 million, a 32 percent increase above $112.0 million for the first quarter of fiscal 2008. The increase in sales was attributable primarily to higher shipments in the segment’s roof assemblies for the Mine Resistant Ambush Protected (MRAP) vehicles, Knight Precision Targeting Systems and mobile environmental systems product lines. The segment’s operating income of $15.7 million for the first three months of fiscal 2009 was a 48 percent improvement over the $10.6 million reported for the same quarter last year, and reflected a 10.6 percent operating margin. Higher operating income was due to the overall increase in revenues and improvements associated with the segment’s mobile environmental systems line. The segment secured new contracts valued at $146.9 million during the first quarter of fiscal 2009, 10 percent above bookings for last year’s first quarter. Funded backlog at June 30, 2008 was $551.7 million, rising 6 percent above $519.8 million in backlog at the same time last year.

Technical Services Segment

DRS’s Technical Services Segment reported a quarterly record in revenues of $181.5 million for the first quarter of fiscal 2009, 6 percent higher than sales of $171.6 million in for the same quarter last year. The increase was due primarily to higher volume in military communications and network services during the period. Operating income of $9.5 million for the quarter reflected an operating margin of 5.2 percent, compared with 5.9 percent for the same quarter last year. Lower profitability in the fiscal 2009 first quarter was due primarily to decreases in operating income from the segment’s integrated security, surveillance and asset protection systems, and engineering and logistics products and services lines. New orders received during the first quarter of fiscal 2009 were valued at $188.0 million, slightly higher than $181.8 million in new contracts received during the same quarter of fiscal 2008. The segment ended the period with a quarterly record of $526.7 million in funded backlog, 25 percent higher than backlog of $421.5 million at the end of the fiscal 2008 first quarter.

Definitive Merger Agreement

As announced on May 12, 2008, Finmeccanica S.p.A. and DRS Technologies, Inc. jointly signed a definitive merger agreement for Finmeccanica to acquire all of the outstanding stock of DRS Technologies for $81.00 per share in cash in a transaction valued at approximately $5.2 billion, including $1.2 billion in net debt, assuming the conversion of DRS’s convertible notes.

Under the terms of the agreement, it is contemplated that DRS will operate as a wholly-owned subsidiary. The agreement also states that Finmeccanica plans to operate DRS’s businesses substantially as they exist prior to the merger and expects to work with DRS’s management to grow the business of the company.

The transaction, which has been unanimously approved by the boards of directors of both companies, is expected to close during the fourth quarter of calendar 2008. It is subject to approval by DRS stockholders, the receipt of regulatory approvals and other closing conditions, including reviews by U.S. antitrust authorities, the Committee on Foreign Investment in the United States (CFIUS) and the Defense Security Service (DSS).

Headquartered in Italy, Finmeccanica is a leading global high-technology company with core competencies in the design and manufacture of helicopters, civil and military aircraft, aero structures, satellites, space infrastructure, missiles, defense electronics and security. The company employs more than 60,000 people worldwide. Finmeccanica North America employs more than 2,100 employees at 32 sites across the U.S.

DRS Technologies, headquartered in Parsippany, New Jersey, is a leading supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. The company employs approximately 10,500 people.

For more information about DRS Technologies, please visit the company’s web site at www.drs.com.

* The Company removed a $36.8 million pretax charge ($23.6 million after taxes, or $0.57 per share) previously taken in the first quarter of fiscal 2008, relating to the Thermal Weapons Sights (TWS) II program, and instead recorded it in the fourth quarter of fiscal 2007. Accordingly, the Company’s previously filed consolidated financial statements for the fiscal year ended March 31, 2007 and quarterly consolidated financial statements for the three-month period ended June 30, 2007 were restated in DRS’s annual report filed on Form 10-K for fiscal 2008, ended March 31, 2008. For the fiscal 2008 and 2007 two-year period in aggregate, there were no changes to operating income or net earnings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to DRS Technologies’ expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “could,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible” or similar expressions. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company’s products and other risks or uncertainties detailed in the Company’s Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward looking statements. Such forward-looking statements speak only as of the date on which they were made, and the Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT: DRS intends to file with the U.S. Securities and Exchange Commission a proxy statement to stockholders of DRS and other relevant documents in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF DRS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FINMECCANICA, DRS AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain a free copy of these materials (when they are available) and other documents filed with the U.S. Securities and Exchange Commission at the U.S. Securities and Exchange Commission’s web site at http://www.sec.gov. A free copy of the proxy statement, when it becomes available, also may be obtained from DRS Technologies, 5 Sylvan Way, Parsippany, N.J. 07054, Attention: Investor Relations. Investors and security holders may access copies of the documents filed with the U.S. Securities and Exchange Commission by DRS on its web site at http://ir.drs.com.

PARTICIPANTS IN SOLICITATION: DRS and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders with respect to the proposed transaction. Information regarding DRS’s directors and executive officers is available in its annual report filed on Form 10-K for the fiscal year ended March 31, 2008 with the U.S. Securities and Exchange Commission by DRS on May 30, 2008. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed and to be filed with the U.S. Securities and Exchange Commission when they become available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is not an offer for sale of any securities in the United States. Securities may not be offered or sold in the United States absent registration or an exemption from registration under the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder. Finmeccanica has not registered and does not intend to register any portion of any offering of securities in the United States or to conduct a public offering of any securities in the United States.

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA (UNAUDITED)
(Millions Except Earnings per Share)

	Three Months Ended June 30,
	2008	2007
		(Restated)

Revenues	$951.9	$735.6
Costs and Expenses	$875.8	$667.4
Operating Income[1]	$76.1	$68.2
Interest and Related Expenses	$23.5	$28.7
Earnings before Income Taxes	$52.3	$39.5
Income Tax Expense	$16.9	$14.3
Net Earnings[2,3]	$35.4	$25.2
Earnings per Share:
Basic[2,3]	$.87	$.62
Diluted[2,3]	$.83	$.61
Weighted Average Number of Shares of
Common Stock Outstanding:
Basic	40.8	40.4
Diluted	42.7	41.3
1	Fiscal 2009 first quarter operating income includes approximately $11.5 million in costs related to Finmeccanica's acquisition of the Company, announced May 12, 2008 and expected to close in the fourth quarter of 2008.

2	Fiscal 2009 first quarter net earnings and earnings per share include approximately $2.8 million and $0.07, respectively, in discrete cumulative tax benefits.

3	Fiscal 2008 first quarter results were restated to remove a $36.8 million pretax charge to operating income ($23.6 million after-tax charge to net earnings, or $0.57 per share) on the Thermal Weapons Sights II program, and to instead include the charge in the Company's fiscal 2007 fourth quarter results. See the Company's fiscal 2008 annual report filed on Form 10-K for the fiscal year ended March 31, 2008 for more information.

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($ Millions)
	Three Months Ended June 30,
	2008	2007
		(Restated)
Reconciliation of Non-GAAP Financial Data:
Net Earnings[1,2]	$35.4	$25.2
Income Taxes	16.9	14.3
Interest Income	(0.3)	(0.6)
Interest and Related Expenses	23.5	28.7
Amortization and Depreciation	19.7	18.5
EBITDA[3]	$95.2	$86.1
Income Taxes	(16.9)	(14.3)
Interest Income	0.3	0.6
Interest and Related Expenses	(23.5)	(28.7)
Deferred Income Taxes	(1.6)	10.3
Changes in Assets and Liabilities, Net of
Effects from Business Combinations
and Divestitures	(66.7)	(57.5)
Other, Net	5.3	4.0
Net Cash (Used in) Provided by
Operating Activities	$(7.9)	$0.5
Capital Expenditures	(19.7)	(13.9)
Free Cash Flow[4]	$(27.6)	$(13.4)
1	Fiscal 2009 first quarter net earnings include approximately $2.8 million in discrete cumulative tax benefits.

2	Fiscal 2008 first quarter net earnings were restated to remove a $23.6 million after-tax charge on the Thermal Weapons Sights II program, and to instead include the charge in the Company's fiscal 2007 fourth quarter results. See the Company's fiscal 2008 annual report filed on Form 10-K for the fiscal year ended March 31, 2008 for more information.

3	The Company defines EBITDA as net earnings before net interest and related expenses (primarily the amortization and write-off of debt premium and issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. The preceding tables present the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or net cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, business acquisitions and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, and income taxes. EBITDA, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

4	The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses, and making other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (UNAUDITED)
(Millions Except Earnings per Share)
	Three Months Ended June 30,
	2008	2007
Operating Income	$76.1	$68.2
Pretax Operating Charge[1]	11.5	-
Adjusted Operating Income Excluding
Pretax Operating Charge[2]	$87.7	$68.2

Net Earnings	$35.4	$25.2
After-Tax Charge[1]	7.8	-
Discrete Cumulative Tax Benefits[2]	(2.8)	-
Adjusted Net Earnings Excluding
After-Tax Charge and Tax Benefits[3]	$40.4	$25.2

Diluted Earnings per Share	$.83	$.61
After-Tax Charge[1]	.18	-
Discrete Cumulative Tax Benefits[2]	(.07)	-
Adjusted Diluted Earnings per Share Excluding
After-Tax Charge and Tax Benefits[3]	$.94	$.61
1	The Company recorded an $11.5 million pretax charge to operating income ($7.8 million after-tax charge to net earnings, or $0.18 per share) in the first quarter of fiscal 2009, due to costs associated with Finmeccanica's acquisition of the Company, announced May 12, 2008 and expected to close in the fourth quarter of 2008.

2	Fiscal 2009 first quarter net earnings and earnings per share included $2.8 million and $0.07, respectively, in discrete cumulative tax benefits.

3	The Company discloses adjusted operating income, net earnings and diluted EPS excluding the impact of the acquisition-related charge because the charge included in GAAP operating income, net earnings and diluted EPS may not be indicative of ongoing operational results or may affect the comparability of results between periods. The Company believes that the non-GAAP measures provide additional and meaningful assessments of the Company's ongoing operating performance. The Company believes that the most directly comparable GAAP financial measures to adjusted operating income, net earnings and diluted EPS are operating income, net earnings and diluted EPS, and that adjusted operating income, net earnings and diluted EPS are not substitutes for the comparable GAAP amounts. Adjusted operating income, net earnings and diluted EPS, as we define them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define adjusted operating income, net earnings and diluted EPS in the same manner.

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
FIRST QUARTER SEGMENT RESULTS (UNAUDITED)
($ Millions)

	Three Months Ended June 30,
	2008	2007
		(Restated)
Revenues
C4I Segment	$364.6	$298.4
RSTA Segment	258.1	153.6
Sustainment Systems Segment	147.7	112.0
Technical Services Segment	181.5	171.6
Consolidated	$951.9	$735.6

Operating Income (Loss)
C4I Segment	$36.8	$31.9
RSTA Segment[1]	25.7	15.7
Sustainment Systems Segment	15.7	10.6
Technical Services Segment	9.5	10.1
Other	(11.6)	(0.1)
Consolidated	$76.1	$68.2

Operating Margin
C4I Segment	10.1%	10.7%
RSTA Segment[1]	10.0%	10.2%
Sustainment Systems Segment	10.6%	9.4%
Technical Services Segment	5.2%	5.9%
Consolidated	8.0%	9.3%

Bookings
C4I Segment	$377.6	$426.9
RSTA Segment	352.7	196.8
Sustainment Systems Segment	146.9	134.0
Technical Services Segment	188.0	181.8
Consolidated	$1,065.2	$939.5

Backlog
C4I Segment	$1,331.0	$1,262.5
RSTA Segment	1,306.5	1,053.1
Sustainment Systems Segment	551.7	519.8
Technical Services Segment	526.7	421.5
Consolidated	$3,715.9	$3,256.9
1	Fiscal 2008 first quarter results were restated to remove a $36.8 million pretax charge to operating income on the Thermal Weapons Sights II program, and to instead include the charge in the Company's fiscal 2007 fourth quarter results. See the Company's fiscal 2008 annual report filed on Form 10-K for the fiscal year ended March 31, 2008 for more information.

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
($ Thousands)

	June 30,	March 31,
	2008	2008
Assets
Cash and Cash Equivalents	$59,859	$86,251
Other Current Assets	1,166,330	1,139,304
Total Current Assets	1,226,189	1,225,555
Property, Plant and Equipment, Net	259,879	255,677
Goodwill, Intangibles and Other Assets	2,826,834	2,834,803
Total Assets	$4,312,902	$4,316,035

Liabilities and Stockholders' Equity
Short-Term Borrowings and Current Installments
of Long-Term Debt	$350,412	$5,384
Accounts Payable and Other Current Liabilities	828,929	865,409
Total Current Liabilities	1,179,341	870,793
Long-Term Debt, Excluding Current Installments	1,281,473	1,627,468
Other Liabilities	127,901	134,168
Stockholders' Equity	1,724,187	1,683,606
Total Liabilities and Stockholders' Equity	$4,312,902	$4,316,035

CONTACT:
DRS Technologies, Inc.
Patricia M. Williamson, 973-898-1500